AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of May 27, 2015, by and among HPIL Holding, a Nevada corporation (the “Parent”); HPIL HEALTHCARE Inc., a Nevada corporation (“HC”); HPIL ENERGYTECH Inc., a Nevada corporation (“ET”); HPIL WORLDFOOD Inc., a Nevada corporation (“WF”); HPIL REAL ESTATE Inc., a Nevada corporation (“RE”); HPIL GLOBALCOM Inc., a Nevada corporation (“GC”); and HPIL ART&CULTURE Inc., a Nevada corporation (“AC”; HC, ET, WF, RE, GC, and AC are collectively referred to as the “Companies” and, each individually, as a “Company”; the Parent and the Companies, collectively, the “Parties”).

WHEREAS, the Parent owns one hundred percent (100%) of the issued and outstanding stock of each of the Companies;

WHEREAS, the Boards of Directors of the Parent has approved this Agreement and the transactions contemplated herein, after making a determination that this Agreement and such transactions are advisable and in the best interests of the Parent and the shareholders of the Parent;

WHEREAS, pursuant to the transaction contemplated by this Agreement and on the terms and subject to the conditions set forth herein, each of the Companies, in accordance with Chapter 92A of Title 7 of the Nevada Revised Statutes (the “NRS”), will merge with and into the Parent, with the Parent as the surviving corporation (the “Merger”);

WHEREAS, for US federal income tax purposes, the Parties intend to the fullest extent applicable that the Merger qualify is a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the “Code”); and

WHEREAS, the Parties desire to enter into the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1 “Agreement” means this Agreement and Plan of Merger.

1.2 “NRS” means the Nevada Revised Statutes, as amended.

1.3 “Effective Time” means the date and time upon which the Merger contemplated by this Agreement will be effective, subject to the approval of the Parties, which shall be at the time and on the date that articles of merger are approved by the Secretary of the State of Nevada.

Any other terms defined herein shall have the meaning given to them.

ARTICLE II

MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of Title 7 of the NRS, each of the Companies shall be merged with and into the Parent at the Effective Time. Following the Effective Time, the separate respective corporate existence of each of the Companies shall cease, and the Parent shall be the surviving corporation (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in the Agreement and Title 7 of the NRS.

2.2 Organizational Documents. The bylaws of the Parent then in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Title 7 of the NRS, and the articles of incorporation of the Parent then in effect as of the Effective Time, as amended pursuant to the articles of merger, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Title 7 of the NRS.

2.3 Board of Directors and Officers. The directors and officers of the Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner provided for in the articles of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Title 7 of the NRS.

ARTICLE III

CANCELLATION OF SHARES

3.1 Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent or the holders of respective shares of capital stock of each of the Companies:

(a) Each share of respective common stock of each of the Companies, each par value $0.01 per share (collectively, “Company Common Stock”) that is owned by the Parent or the respective Company (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange; and

(b) Each share of capital stock of the Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

The Parent will take any necessary administrative actions, including, but not limited to, making any updates to its share ledger, issuing certificates, making payments, or any other actions reasonably necessary to implement the transactions contemplated by this provision and the Agreement.

3.2 Effect. Upon the Effective Time, (a) Parent, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each respective Company; (b) all property of every description and every interest, and all debts and other obligations of or belonging to or due to each respective Company on whatever account shall be taken and deemed to be held by or transferred to, as the case may be, or invested in Parent without further act or deed; (c) title to any real estate, or any interest vested in each respective Company, shall not revert or in any way be impaired by reason of this merger; and (d) all liabilities of each respective Company shall remain with Parent and may be enforced against it to the same extent as if it had incurred or contracted all such liabilities.

ARTICLE IV

OTHER PROVISIONS

4.1 Entire Agreement. This Agreement together with the certificate of merger constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

4.2 Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

4.3 Tax-Free Reorganization. This Merger is intended to be a tax-free plan of reorganization within the meaning of Sections 351, 355 and 368(a) of Code.

4.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

4.5 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

4.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement in order to accomplish the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.7 Governing Law. This Agreement is governed by and shall be construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada. The state and federal courts located in Carson City, Nevada have the exclusive jurisdiction to hear any and all disputes arising from or related to the Agreement.

4.8 Counterparts. This Agreement may be executed in any number of original counterparts that may be faxed, emailed or otherwise transmitted electronically with the same effect as if all Parties had signed the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

HPIL Holding

By: /s/ Nitin Amersey

Nitin Amersey, CFO and Corporate Secretary

HPIL HEALTHCARE Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO

HPIL ENERGYTECH Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO

HPIL WORLDFOOD Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO

HPIL REAL ESTATE Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO

HPIL GLOBALCOM Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO

HPIL ART&CULTURE Inc.

By: /s/ Louis Bertoli

Louis Bertoli

President and CEO